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                          EXCHANGEABLE PROMISSORY NOTE

$74,403                                                      September 30, 1997

                  FOR VALUE RECEIVED, CRUSADER HOLDING COMPANY, a Pennsylvania corporation with an office at 520 S. Sydbury Lane, Wynnewood, Pennsylvania 19096 ("Maker"), promises to pay to the order of BRUCE A. LEVY, an individual with a mailing address of 1017 Lindsay Lane, Rydal, Pennsylvania 19046 ("Payee"), at such address of Payee or at such other place as Payee may designate from time to time in writing, the principal sum of Seventy-Four Thousand Four Hundred and Three Dollars ($74,403).

                  1. Interest Rate.

                           (a) The principal sum outstanding from time to time
hereunder shall bear interest at the rate of 6% per annum. The annual interest rate shall be calculated on the basis of a 360-day year and the actual number of days elapsed.

                           (b) Notwithstanding anything to the contrary
contained herein or in any other document executed in connection with the Loan, the effective rate of interest hereunder shall not exceed the maximum effective rate of interest permitted by applicable law or regulation. Payee hereby agrees not to collect knowingly any interest from Maker in the form of fees or otherwise which will render the Loan usurious. In the event that such interest would be usurious in Payee's opinion, Payee reserves the right to reduce the interest payable by Maker. This provision shall survive the repayment of this Note.

                  2. Payments of Principal and Interest.

                           (a) Interest only on the principal sum outstanding
under this Note shall be payable in arrears on each March 1, June 1, September 1, and December 1 during the term of this Note (each, an "Interest Payment Date"), commencing on December 1, 1997; provided, however, that such interest payments shall be due only (i) to the extent that Maker has cash available to make such payments (for purposes hereof, any and all management fees received by Maker from Crusader Bank pursuant to the Management Agreement dated as of March 1, 1996 between Maker and Crusader Bank, as the same may be amended from time to time, will not be included within the calculation of cash available to make such payments), (ii) to the extent that interest is paid by Maker on any Interest Payment Date to all other shareholders of the Company holding promissory notes issued by the Company, in which event the interest paid will be on a pro rata basis, and (iii) to the extent that such sums are available for payment pursuant to all applicable federal banking regulations.







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                           (b) The unpaid principal balance then outstanding
hereunder shall become due and payable on September 30, 2007 ("Maturity Date").

                  3. Prepayments. Maker shall have the right to prepay all or any portion of the unpaid principal balance of this Note, without penalty or premium, provided that any prepayments received by Payee shall be applied first to unpaid interest, and then to installments of principal due and payable hereunder in the inverse order of their maturities. Any acceptance of any such prepayment when there is an event of default in existence hereunder shall not constitute a waiver, release or accord and satisfaction thereof or of any rights with respect thereto by Payee.

                  4. Exchange.

                           (a) Maker shall have the right, at any time following
the date hereof, to exchange the principal then outstanding under this Note for class A common stock of Maker at an exchange price equal to the adjusted book value of such stock as of the date of the exchange. Maker shall exercise this right only in the event that it enters into an agreement with Thomas Knox and Bruce Levy to exchange their outstanding notes on the same basis.

                           (b) Upon exchange of this Note, Maker at its expense
shall cause to be issued in Payee's name and delivered to Payee, a certificate or certificates for the amount of class A common stock to which Payee shall be entitled upon exchange hereunder.

                  5. Events of Default. In addition to any other event referred to herein, the occurrence of which, by the terms hereof, constitutes an event of default hereunder, the occurrence of any one or more of the following events shall, at the option of Payee, constitute an event of default hereunder:

                           (a) Maker shall fail to make any payment of principal
and/or interest due to Payee under this Note within fifteen (15) days after receipt of written notice from Payee that the same is due and payable, whether at maturity or by acceleration or otherwise;

                           (b) Except as otherwise provided for in this Note,
Maker shall fail to observe or perform any of the covenants or agreements on its part to be observed or performed under this Note within thirty (30) days after receipt of written notice from Payee of such non-compliance;


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                           (c) Any representation or warranty of Maker under
this Note shall be untrue in any material respect;

                           (d) Maker shall apply for or consent to the
appointment of a receiver, trustee or liquidator of itself or any of its property, admit in writing its inability to pay its debts as they mature, make a general assignment for the benefit of creditors, be adjudicated a bankrupt, insolvent or file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or if action shall be taken by Maker for the purpose of effecting any of the foregoing; or

                           (e) Any order, judgment or decree shall be entered by
any court of competent jurisdiction, approving a petition seeking reorganization of Maker or all or a substantial part of the assets of Maker, or appointing a receiver, sequestrator, trustee or liquidator of Maker or any of its property, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) days.

                  6. Remedies. Upon the occurrence of any event of default that continues beyond the expiration of applicable notice and grace periods set forth herein, then the entire unpaid principal sum hereunder shall, at the option of Payee, become due and payable immediately without presentment, demand, notice of nonpayment, protest, notice of protest or other notice of dishonor, all of which are hereby expressly waived by Maker; provided, however, that Payee shall only be entitled to collect any of the aforesaid sums if, and at the time of such collection, such sums are available for payment pursuant to all applicable federal banking regulations.

                  7. Severability. In the event that for any reason one or more of the provisions of this Note or their application to any person or circumstance shall be held to be invalid, illegal or unenforceable in any respect or to any extent, such provisions shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible. In addition, any such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

                  8. Heirs Successors and Assigns. This Note inures to the benefit of Payee and binds Maker, and their respective heirs,

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successors and assigns, and the words "Payee" and "Maker" whenever occurring herein shall be deemed and construed to include such respective heirs, successors and assigns.

                  9. Notices. All notices required to be given to any of the parties hereunder shall be in writing and shall be deemed to have been sufficiently given for all purposes when presented personally to such party or sent recognized overnight courier or by certified or registered mail, return receipt requested, to such party at its address set forth below:

                  Maker:  Crusader Holding Corporation
                          520 S. Sydbury Lane
                          Wynnewood, Pennsylvania 19096
                          Attention: Mr. Thomas J. Knox
                                     Chairman

                  Payee:  Bruce A. Levy
                          1017 Lindsay Lane
                          Rydal, Pennsylvania 19046

Such notice shall be deemed to be given when received if delivered personally or by overnight courier, or two (2) days after the date mailed if sent by certified or registered mail. Any notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

                  10. Definitions; Number and Gender. In the event Maker consists of more than one person or entity, the obligations and liabilities hereunder of each of such persons and entities shall be joint and several and the word "Maker" shall mean all or some or any of them. For purposes of this Note, the singular shall be deemed to include the plural and the neuter shall be deemed to include the masculine and feminine, as the context may require.

                  11. Captions. The captions or headings of the paragraphs in this Note are for convenience only and shall not control or affect the meaning or construction of any of the terms or provisions of this Note.

                  12. Governing Law. This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.



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                  IN WITNESS WHEREOF, Maker has executed this Promissory Note the day and year first above written.



ATTEST:                                   CRUSADER HOLDING CORPORATION, a
                                          Pennsylvania corporation



By /s/ Joseph T. Crowley                  By /s/ Thomas J. Knox
   -------------------------                 ---------------------------
   Joseph T. Crowley,                        Thomas J. Knox, Chairman
   Secretary

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